Exhibit 99.1

January 31, 2011

Via LexisNexis File and Serve And Hand Delivery

The Honorable Leo E. Strine

Court of Chancery

New Castle County Courthouse

500 King Street

Wilmington, DE 19801

Re:	In re J. Crew Group, Inc. Shareholders Litigation, C.A. No. 6043-VCS

Dear Vice Chancellor Strine:

On behalf of Plaintiffs and my co-counsel, we write to update the Court regarding this action. On January 17, 2011, Gregory Williams emailed the Court about a settlement, which we believed would resolve Plaintiffs’ claims challenging the acquisition of J. Crew Group, Inc. (“J. Crew” or the “Company”) by TPG Capital, L.P. (“TPG”), Leonard Green & Partners, L.P., and Millard Drexler (“Drexler”) (collectively, the “Buyout Group”).1 Regretfully, we are no longer in a position to support or pursue the settlement. Under these unusual circumstances, our priority is ensuring transparency with the Court. Accordingly, without divulging the specifics of settlement discussions, we believe some background is appropriate to explain how defendants, in particular Drexler and J. Crew’s Special Committee, have undermined the core benefits of the settlement to Plaintiffs.

Settlement discussions began late in the evening of Tuesday, January 11, 2011. Defendants explained that it was critical for the parties to reach an agreement before the go-shop period expired at midnight on Saturday, January 15, 2011. Plaintiffs understood that an extension of the go-shop period, as opposed to starting a brand new process at a later date, was necessary to ensure that the changes to the process would have value and be effective. Similarly, the Special Committee insisted to Plaintiffs that if J. Crew announced the results of the soon to expire go-shop, it would undermine any extension of that period because TPG and the world would know whether another bidder existed.

In response to Defendants’ request, Plaintiffs proposed settlement terms that they believed would cure the flawed sales process which had resulted in an unfair price for J. Crew’s shareholders. In this regard, Plaintiffs believed that the Special Committee needed to create an open sales process that incentivized potential bidders to make offers to acquire J. Crew. Plaintiffs further demanded that J. Crew shareholders receive additional monetary consideration if the

[1]	On November 23, 2010, J. Crew and the Buyout Group entered into an agreement and plan of merger, whereby the Buyout Group would acquire J. Crew for $43.50 per share in cash.

The Honorable Leo E. Strine

January 31, 2011

Buyout Group ultimately acquired J. Crew, since even the open bidding process contemplated by Plaintiffs’ demand might not fully cure the taint created by Drexler’s publicly stated preference for TPG. Plaintiffs then negotiated in good faith to settle the litigation before the go-shop period expired based on the importance that all parties placed on this deadline. In fact, the parties were still fighting over the terms until 11:30 p.m. on Saturday, January 15, 2011, when Drexler finally made the critical compromises that Plaintiffs had demanded. The parties then continued their discussions until 2 a.m. on Sunday, January 16, 2011 in order to document the settlement’s terms in an email exchange (the “MOU”). See Exhibit 1.

Point 1 of the MOU contemplated a “31 day extension of the Go Shop Period.” See id. Importantly, it was an extension of 31 days, not a new go-shop. The timing of this extension was crucial. The original go-shop was timed so that a prospective buyer would not get any information about the Christmas season or the all-important 4th quarter results. Extending the go-shop through February 15th would allow prospective buyers to obtain this vital information. Moreover, the settlement contemplates that TPG would not be informed of the results of the initially flawed go-shop process, by providing in Point 8 of the MOU that: “TPG does not get contractual information rights regarding go shop until the new go shop expires.” See id. The purpose of Point 8, as specifically negotiated, was to ensure that TPG not learn what happened (or did not happen) during the initial go-shop period expiring on January 15, 2011.

Plaintiffs believe the settlement as negotiated would provide significant, and arguably unprecedented, corporate governance relief through a litigation settlement. These benefits included the elimination of matching rights, the reduction of the termination fee to about two-thirds of a percent of the Proposed Transaction’s value, with no increase in the fee after the extended go-shop expires, the provision of a $3 million expense reimbursement to any unsuccessful competing bidder, the imposition of a two year non-compete agreement in the event Drexler refuses to work with any competing bidder, and a $10 million “consolation prize” payment to shareholders if these corporate governance achievements are still insufficient to overcome Defendants’ pre-existing serial breaches of duty.

Immediately after informing the Court about the settlement, Defendants started taking unilateral actions to undermine the benefits to the shareholders of the settlement. Specifically, J. Crew issued a press release and 8-K on January 18, 2011, without Plaintiffs’ approval, which announced the results of the go-shop period that would have ended the prior Saturday night, save for the extension to the go-shop required by the settlement. J. Crew’s press release further announced that it had set a record date of January 21, 2011 for shareholders to vote on the Buyout Group’s offer, which would occur at a special meeting on March 1, 2011. Defendants then released their definitive proxy statement (the “Proxy”) on January 25, 2011.2 The disclosure of the results of the first go-shop period, J. Crew’s rush to set a record date and a special meeting date, and the release of the Proxy before the conclusion of the negotiated extension of the go-shop period demonstrate that Defendants are determined to undermine the

[2]

During settlement negotiations, Defendants refused to agree to a go-shop period of 45 days, because they claimed that they needed to allow enough time to mail the Proxy after the conclusion of the go-shop before holding a special meeting in May 2011 to comply with the drop dead date in the merger agreement.

The Honorable Leo E. Strine

January 31, 2011

value of the process Plaintiffs negotiated for through the settlement. Defendants directly breached the terms of the MOU by disclosing the results of the go-shop to TPG (and everyone else). Defendants’ actions also turned the extended go-shop period into a charade, since the Special Committee sent the signal to the world that they are investing all resources in closing the deal with TPG as soon as possible, and that nobody else should bother to bid for J. Crew. Defendants’ actions confirm that the members of the Special Committee continue to breach their fiduciary duties by favoring Drexler and the rest of the Buyout Group in the sale of J. Crew, rather than seeking to run a legitimate go-shop to attract other bidders to maximize value for J. Crew’s shareholders.

In light of Defendants’ actions, Plaintiffs contacted the Special Committee via telephone and email to object to the numerous ways that Defendants had undermined the benefits of the still not documented settlement. The Special Committee, however, flatly refused to even discuss or respond to Plaintiffs’ objections on these issues. Defendants then took very aggressive positions concerning the terms of the settlement stipulation. For example, Defendants’ revisions to the settlement stipulation included an overly broad release that would prevent shareholders from challenging Defendants’ future actions related to the sale of J. Crew, including any alternative transaction that might arise. Plaintiffs never agreed to release claims related to Defendants’ future conduct, and could never do so in good faith, especially in light of Defendants’ recent actions, which Plaintiffs believe show a disregard for their fiduciary duties.

Plaintiffs regret the unusual turn of events of the last two weeks. In light of Defendants’ actions to undermine the benefits of the settlement, Plaintiffs now intend to focus all efforts towards obtaining a very significant monetary recovery after a trial in this matter, which we believe will show that Drexler and the rest of the J. Crew board of directors breached their fiduciary duties in connection with the sale of the Company to Drexler and the Company’s former owner, TPG.

We are available if the Court has any questions.

Respectfully submitted,

Stuart M. Grant (Delaware Bar. No. 2526)

cc:	A. Thompson Bayliss, Esquire (via LexisNexis File and Serve)

Donald Wolfe Jr., Esquire (via LexisNexis File and Serve)

Gregory Williams, Esquire (via LexisNexis File and Serve)

William Lafferty, Esquire (via LexisNexis File and Serve)

Mark Lebovitch, Esquire (via email)

Pamela Tikellis, Esquire (via email)

Ira Schochet, Esquire (via email)

Jeffrey Abraham, Esquire (via email)

Seth Rigrodsky, Esquire (via email)

The Honorable Leo E. Strine

January 31, 2011

Howard Longman, Esquire (via email)